Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

VIZIO, Inc.:

We consent to the use of our report dated March 1, 2021 with respect to the consolidated balance sheets of VIZIO, Inc. (the Company) as of December 31, 2019 and 2020, the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Los Angeles, California

March 1, 2021